EX-99.(j)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 73 to the registration statement on Form N-1A (the “Registration Statement”) of Dodge & Cox Funds of our reports dated February 18, 2005, relating to the financial statements and financial highlights, which appear in the December 31, 2004 Annual Reports to Shareholders of Dodge & Cox Stock Fund, Dodge & Cox International Stock Fund, Dodge & Cox Balanced Fund, and Dodge & Cox Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

PricewaterhouseCoopers LLP

San Francisco, California

April 19, 2005